EXHIBIT 99.1

GBT Announces New Phase 2a Data at ASH for Voxelotor in Adolescents with Sickle Cell Disease (SCD)

Data to be Highlighted in ASH Press Briefing and Company to Host Investor Webcast on Monday, December 11, at 8:15 p.m. ET/5:15 p.m. PT to Discuss Data

SOUTH SAN FRANCISCO, Calif., Dec. 09, 2017 (GLOBE NEWSWIRE) --    Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced new results from its ongoing Phase 2a HOPE-KIDS 1 Study of once-daily oral therapy, voxelotor (previously called GBT440), a potentially disease-modifying therapy for adolescents with sickle cell disease (SCD). These data will be highlighted today during a press briefing at the 59th American Society of Hematology (ASH) Annual Meeting & Exposition and will also be presented during an oral session on Monday, December 11, at 3:45 p.m. Eastern Time in Building B, Level 3, B308-B309 of the Georgia World Congress Center in Atlanta.

“These new data showing clinical benefits with voxelotor in children age 12 to 17 are very encouraging and build on the data we’ve seen in adult patients,” said Carolyn C. Hoppe, M.D., lead study investigator and associate hematologist at UCSF Benioff Children’s Hospital Oakland. “Our hope is that voxelotor, by modifying the course of sickle cell disease at an earlier age, will ultimately be able to prevent the downstream consequences, including daily symptom burden and organ damage, and improve patients’ quality of life.”

Initial Results from a Cohort in a Phase 2a Study (GBT440-007) Evaluating Adolescents with Sickle Cell Disease Treated with Multiple Doses of GBT440, a HbS Polymerization Inhibitor (abstract #689)

The HOPE-KIDS 1 Study (GBT440-007) is an ongoing open-label, single- and multiple-dose study evaluating the safety, tolerability, pharmacokinetics and exploratory treatment effect of voxelotor in a pediatric population (age 6 to 17) with SCD. Part B of the study is exploring the safety of voxelotor (900 mg and 1500 mg per day) administered to patients age 12 to 17. The ASH presentation highlights interim results from 12 patients in the 900 mg cohort who were treated for 16 weeks. The cohort evaluating the 1500 mg dose is ongoing. Highlights from the ASH presentation showed the following results achieved with voxelotor treatment:

  Increased hemoglobin levels and improved clinical measures of hemolysis at 16 weeks, as evaluated by changes from baseline in hemoglobin, percent of reticulocytes, and percent of unconjugated bilirubin. The results are consistent with results previously seen in adults, even though nearly all of the adolescent patients were also receiving hydroxyurea.
  Specifically, 55 percent of patients (6 of 11 patients for whom data were available at 16 weeks) achieved a hemoglobin response >1 g/dL with a median hemoglobin change of 1.1 g/dL.
  Reduced daily symptoms at 16 weeks as assessed by total symptom scores (TSS), which improved in 10 of 12 patients, despite low symptom burden scores at baseline. This finding suggests that the patient reported outcomes (PRO) measure is sensitive to treatment effect and supports its use in the ongoing Phase 3 HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study.
  Favorable tolerability profile in adolescents. There were no drug-related serious adverse events or drug-related discontinuations due to adverse events.

“These new findings provide the first longitudinal experience with GBT’s PRO and are consistent with a treatment-related reduction in overall PRO total symptom scores. We are particularly encouraged by the degree of compliance with the PRO during the study. Since there was no requirement for a previous history of vaso-occlusive crisis in this study, symptom burden scores at baseline in this patient population were low as expected. Nonetheless, three quarters of the patients had improved symptom scores compared to baseline. These data support continued enrollment of adolescent patients in our Phase 3 HOPE Study,” said Ted W. Love, M.D., president and chief executive officer of GBT. “In addition, the consistent and sustained improvements in hemoglobin and measures of hemolysis in these patients are especially noteworthy given that the majority of patients were on hydroxyurea treatment. These findings suggest that voxelotor may provide benefit on top of the current best available standard of care.”

In addition to these results, six additional presentations will be presented at ASH that support GBT’s sickle cell disease program, including findings from seven adult SCD patients with severe anemia and multiple co-morbidities who received voxelotor through compassionate access.

Investor Webcast Details
GBT will host an investor webcast on Monday, December 11, 2017, at 8:15 p.m. ET/5:15 p.m. PT to review the data being presented at the ASH Annual Meeting including the HOPE-KIDS 1 Study results. The webcast will feature members of GBT’s management team, Dr. Hoppe and Dr. Lanetta Bronté, founder and chief health officer of the Foundation for Sickle Cell Disease Research. The webcast will be available live and for replay on GBT's website at www.gbt.com in the Investors section.

About Sickle Cell Disease (SCD)
SCD is a lifelong inherited blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, which leads to the formation of abnormal hemoglobin known as sickle hemoglobin (HbS). In its deoxygenated state, HbS has a propensity to polymerize, or bind together, forming long, rigid rods within a red blood cell (RBC). The polymer rods deform RBCs to assume a sickled shape and to become inflexible, which can cause blockage in capillaries and small blood vessels. Beginning in childhood, SCD patients suffer unpredictable and recurrent episodes or crises of severe pain due to blocked blood flow to organs, which often lead to psychosocial and physical disabilities. This blocked blood flow, combined with hemolytic anemia (the destruction of RBCs), can eventually lead to multi-organ damage and early death.

About Voxelotor in Sickle Cell Disease
Voxelotor (previously called GBT440) is being developed as an oral, once-daily therapy for patients with SCD. Voxelotor works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes voxelotor blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that voxelotor may potentially modify the course of SCD. In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted voxelotor Fast Track, Orphan Drug and Rare Pediatric Disease designations for the treatment of patients with SCD. The European Medicines Agency (EMA) has included voxelotor in its Priority Medicines (PRIME) program, and the European Commission (EC) has designated voxelotor as an orphan medicinal product for the treatment of patients with SCD.

GBT is currently evaluating voxelotor in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a Phase 3 clinical study in patients age 12 and older with SCD. Additionally, voxelotor is being studied in the ongoing Phase 2a HOPE-KIDS 1 Study, an open-label, single- and multiple-dose study in pediatric patients (age 6 to 17) with SCD. HOPE-KIDS 1 is assessing the safety, tolerability, pharmacokinetics and exploratory treatment effect of voxelotor.

About GBT
GBT is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT’s lead product candidate is voxelotor (formerly known as GBT440), an oral, once-daily therapy that modulates hemoglobin’s affinity for oxygen, which the company believes inhibits hemoglobin polymerization in sickle cell disease. To learn more, please visit www.gbt.com and follow the company on Twitter @GBT_news.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of voxelotor (previously called GBT440), our ability to implement and complete our clinical development plans for voxelotor, our ability to generate and report data from our ongoing and potential future studies of voxelotor (including our ongoing Phase 3 HOPE Study and our ongoing HOPE-KIDS 1 Study), regulatory review and actions relating to voxelotor, and the timing of these events, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that results of clinical trials may be subject to differing interpretations, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, that drug-related adverse events may be observed in clinical development, and that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com